Zenobia Austin                                      Laura Fulda
Public Relations Manager                            Director, Investor Relations
Beyond.com                                          and Corp. Communications
(408)855-2768                                       Beyond.com
zenobia@beyond.com                                  (408)855-2728
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          BEYOND.COM RECEIVES $40 MILLION COMMITMENT IN PRIVATE FUNDING

SANTA CLARA, Calif. - Oct. 31, 2000 - E-commerce services provider Beyond.com(TM)(Nasdaq: "BYND") today announced that it has received a commitment to provide the company with up to $40 million in private equity funding.

The funding agreement is from a private investment fund. This is a one-year agreement that can be extended for an additional year at Beyond.com's discretion. Under the agreement, Beyond.com will have the right (but not the obligation) to obtain as much as $40 million through the issuance of common stock to the fund in a series of drawdowns. The drawdowns are subject to the satisfaction of a number of conditions, including the filing of a registration statement with the Securities and Exchange Commission covering the resale of the shares. Pricing will be based upon the volume weighted average price of the company's stock during the investment period. Beyond.com's use of the funds will be for capital expenditures and working capital needs.

"This is phase one of our financing plan," said Curtis Cluff, chief financial officer of Beyond.com. "Used judiciously in combination with other planned financing, this facility will bolster our balance sheet as the company works towards its financial goals."

"This type of financing will allow us to access committed capital in a series of smaller draws over time," Cluff explained. "We believe that this is an important part of our approach to maintaining adequate working capital while minimizing the dilutive impact on currently outstanding shares."

The securities referred to herein will not be registered under the Securities Act of 1933 (the "1933 Act") and may not be offered or sold in the United States without registration or the availability of an applicable exemption from registration requirements. This announcement does not constitute an offer to sell or the solicitation of an offer to buy common stock of Beyond.com.

ABOUT BEYOND.COM
Beyond.com is an e-commerce services provider that builds, manages and markets online stores for businesses. The company also sells software and computer-related products to consumers and U.S. Government agencies. The company's BuyDirect Group provides eStores by Beyond.com, a suite of services that enables software developers, systems OEMs and hardware manufacturers to market and sell over the Internet. Beyond.com's Government Systems Group provides digital distribution of software and related services to a growing list of U.S. Government agencies. Beyond.com Corporation trades on the Nasdaq National Market under the symbol ("BYND"). More information on the company can be found in the company's filings with the Securities and Exchange Commission ("SEC").

SAFE HARBOR STATEMENT

Certain statements in this press release are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements relating to (i) Beyond.com's ability to satisfy the conditions necessary so that it can effect a drawdown and sell common stock (ii) Beyond.com's ability to secure its planned financing; (iii) the amount of control Beyond.com has over any dilutive impact to its stock. Such statements are subject to substantial risks and uncertainties, including the risk that the equity facility is limited by share price and volume. Actual results for the fourth quarter of 2000 and subsequent quarters could differ materially from any future performance suggested above. Factors that might cause such a difference include, but are not limited to, unforeseen market conditions that could impact the company's ability to control any dilutive impact, and the company's ability to remain in compliance with the terms of the equity financing line, as well as other risk factors described in the company's filings with the SEC. Beyond.com news and product/service information is available at the company's World Wide website located at http://www.beyond.com.

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